Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

October 2, 2017

Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, TX 77046

Re:	Parker Drilling Company Registration Statement on Form S-8

Ladies & Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Parker Drilling Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 159,091 shares (the “Shares”) of common stock, par value $.16 2/3 per share, of the Company that may become issuable pursuant to the vesting of restricted stock units issued under the Restricted Stock Unit Incentive Agreement dated October 1, 2017 between the Company and Michael W. Sumruld (the “Agreement”), certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Agreement, corporate records of the Company, as furnished to us by the Company and statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P